                                      EXHIBIT 11


                           COMPUTATION OF PER SHARE EARNINGS
                         (In thousands, except per share data)
                                                   Three Months Ended  Nine Months Ended
                                                       December 31,        December 31,
Primary Per Share Earnings (Loss)                   1996      1995      1996      1995


Average shares outstanding during period           19,878    19,880    19,884    19,878
                                                  =======   =======   =======   =======




Net income (loss)                                 $(1,258)  $(1,165)  $ 3,331   $(2,463)

Undeclared cumulative dividends on Series B
    and Series C Senior Preferred Stock               (50)     (348)     (597)     (994)

Excess carrying amount and cumulative
    undeclared dividends of Series B and Series C
    Senior Preferred Stock over consideration           -         -    10,580     4,954

Adjustment for interest reduction of assumed            4         -         3         -
    debt redemption, net of tax
                                                  -------   -------   -------   -------

Net income (loss) applicable to common shares     $(1,304)  $(1,513)  $13,317   $ 1,497
                                                  =======   =======   =======   =======




Primary earnings (loss) per common and common
    equivalent share                              $  (.07)  $  (.08)  $   .67   $   .08
                                                  =======   =======   =======   =======


                                         EXHIBIT 11


                         COMPUTATION OF PER SHARE EARNINGS (Cont'd)
                           (In thousands, except per share data)
                                                  Three Months Ended  Nine Months Ended
                                                      December 31,       December 31,
Fully Diluted Per Share Earnings                    1996      1995      1996      1995


Average shares outstanding during period           19,878    19,880    19,884    19,878

Dilutive effect of convertible securities computed by the "if converted" method:

    Series A preferred stock                          126       338       126       338
    Series B & C preferred stock                    1,986     9,931     1,986     9,931
                                                  -------   -------   -------   -------

                                                   21,990    30,149    21,996    30,147
                                                  =======   =======   =======   =======




Net income (loss)                                 $(1,258)  $(1,165)  $ 3,331   $(2,463)

Adjustment for repurchase of Series B and
    Series C Senior Preferred Stock                     -         -      (522)        -

Excess carrying amount and cumulative undeclared
    dividends of Series B and Series C Senior
    Preferred Stock over consideration                  -         -    10,580     4,954

Adjustment for interest reduction of assumed            4         -         3         -
    debt redemption, net of tax
                                                  -------   -------   -------   -------

Net income (loss) applicable to common shares     $(1,254)  $(1,165)  $13,392   $ 2,491
                                                  =======   =======   =======   =======




Fully diluted earnings (loss) per common
    and common equivalent share                   $  (.06)  $  (.04)  $   .61   $   .08
                                                  =======   =======   =======   =======
